                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.)

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [x] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            FSI INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

[FSILOGO]

                            FSI INTERNATIONAL, INC.
                              3455 LYMAN BOULEVARD
                          CHASKA, MINNESOTA 55318-3052
                                  952/448-5440

                                                               December 11, 2001

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company's offices at 3455 Lyman Boulevard, Chaska, Minnesota, commencing at 3:30 p.m., Central Time, on Wednesday, January 23, 2002.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters on which action will be taken. During the meeting we will also review the activities of the past year and items of general interest about the Company.

     Please review the proxy materials carefully and use this opportunity to take part in the affairs of the Company by voting on the items to be considered at this meeting.

     All Shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, we ask that you mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any Shareholder attending the meeting may vote in person even if he or she has previously returned a proxy.

     Any Shareholder attending the meeting who is interested in a tour of our Chaska facility prior to the meeting is welcome to do so by making arrangements prior to the meeting. Please contact Sandy Miller at 952-361-8448 to schedule a tour.

                                          By Order of the Board of Directors

                                          /s/ DONALD S. MITCHELL
                                          Donald S. Mitchell
                                          President and Chief Executive Officer

                         ------------------------------

                             YOUR VOTE IS IMPORTANT

     EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID REPLY ENVELOPE PROVIDED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.
                         ------------------------------

                            FSI INTERNATIONAL, INC.

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 23, 2002
                         ------------------------------

To our Shareholders:

     The Annual Meeting of Shareholders of FSI International, Inc. (the "Company") will be held at the Company's offices in Chaska, Minnesota on Wednesday, January 23, 2002, at 3:30 p.m., Central Time, for the following purposes:

     1. To elect two Class III directors for a three-year term.

     2. To approve an amendment to the Company's 1997 Omnibus Stock Plan to increase the number of shares reserved for issuance thereunder by 750,000.

     3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending August 31, 2002.

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed December 5, 2001 as the record date for the meeting, and only Shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ LUKE R. KOMAREK
                                          Luke R. Komarek
                                          Vice President, General Counsel and
                                          Secretary

December 11, 2001

                            FSI INTERNATIONAL, INC.

                         ------------------------------

                            PROXY STATEMENT FOR 2002

                         ANNUAL MEETING OF SHAREHOLDERS

                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL INFORMATION

     This Proxy Statement and the enclosed proxy are being furnished in connection with the solicitation by the Board of Directors (the "Board") of FSI International, Inc. (the "Company"), a Minnesota corporation, of proxies for use in connection with the Annual Meeting of Shareholders (the "Meeting" or "Annual Meeting") to be held on Wednesday, January 23, 2002 and any adjournment thereof for the purposes described below and in the accompanying Notice. The Meeting will be held at the Company's offices at 3455 Lyman Boulevard, Chaska, Minnesota beginning at 3:30 p.m.

     Any Shareholder attending the meeting who is interested in a tour of our Chaska facility prior to the meeting is welcome to do so by making arrangements prior to the meeting. Please contact Sandy Miller at 952-361-8448 to schedule a tour.

     So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the Meeting. If, however, any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such matters.

     The address of the principal executive office of the Company is 3455 Lyman Boulevard, Chaska, Minnesota 55318-3052 and the Company's telephone number is
(952) 448-5440. The mailing of this Proxy Statement and accompanying form of proxy to Shareholders will commence on or about December 14, 2001.

SOLICITATION OF PROXIES

     The Company will pay the cost of soliciting proxies. The Company may reimburse brokerage firms and custodians, nominees and other record holders for forwarding soliciting materials to the beneficial owners of stock of the Company. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, personal contact or special letter without additional compensation to such directors, officers or employees.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

     Only Shareholders of record at the close of business on December 5, 2001 are entitled to vote at the Meeting. On the record date 26,102,404 shares of common stock ("Common Stock"), the only authorized and issued voting security of the Company, were outstanding. Each Shareholder is entitled to one vote for each share held and is not entitled to cumulate votes for the election of directors.

     Proxies in the accompanying form which are properly signed and duly returned to an officer of the Company will, unless otherwise specified on the proxy, be voted for Items 1, 2 and 3 on the proxy and voted in the discretion of the proxy holders as to any other matter that may properly come before the Meeting.

VOTING REQUIREMENT

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote on a matter to be acted upon at the Meeting is required for the approval of that matter. A

Shareholder voting through a proxy who abstains with respect to any matter is considered to be present and entitled to vote on that matter at the Meeting, and is in effect a negative vote, but a Shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any matter shall not be considered present and entitled to vote on that matter.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections (the "Inspector"). The Inspector will also determine whether or not a quorum is present. In general, under Minnesota law, a quorum consists of a majority of the shares entitled to vote which are present or represented by proxy at the Meeting. The nominees for director will be elected to the Board if the nominee receives a majority of the shares present or represented and entitled to vote at the Meeting on that matter. The proposed increase in shares authorized under the 1997 Omnibus Plan, as defined below, and the proposed ratification of KPMG LLP as the Company's independent auditors for the 2002 fiscal year, will require the affirmative vote of a majority of the shares present or represented and entitled to vote on that matter.

REVOCABILITY OF PROXIES

     A Shareholder executing a proxy retains the right to revoke it at any time before it is exercised by providing notice in writing to an officer of the Company of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date. A Shareholder attending the Meeting may also revoke a proxy at the Meeting.

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table lists, as of October 12, 2001 (unless otherwise indicated below), certain information regarding the beneficial ownership of Common Stock of the Company by (i) each director, (ii) the nominees for director; (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement (the "Named Executives"), (iv) all of such directors, nominees, Named Executives and other executive officers as a group, and (v) each person or entity known by the Company to own beneficially more than 5 percent of the outstanding Common Stock of the Company. Except as otherwise noted below, each listed beneficial owner has sole voting and investment power with respect to such shares.

                                                                   NUMBER OF SHARES     PERCENT OF SHARES
       NAME OF PERSON OR IDENTITY OF GROUP              AGE       BENEFICIALLY OWNED    BENEFICIALLY OWNED
-------------------------------------------------       ---       ------------------    ------------------
EQSF Advisers, Inc.                                     N/A           4,727,225(1)             18.1
  767 Third Avenue
  New York, NY 10017
Wisconsin Investment Board                              N/A           3,562,700(1)             13.7
  121 East Wilson Street
  Madison, WI 53707
Joel A. Elftmann                                         61             811,839(2)(3)           3.1
James A. Bernards                                        55              19,500(2)                *
Dean T. Duffy                                            48              20,000(2)                *
Terrence W. Glarner                                      58              21,156(2)                *
Patricia M. Hollister                                    41              46,475(2)                *
Willem D. Maris                                          62              20,000(2)                *
Donald S. Mitchell                                       46             107,080(2)(4)             *
Krishnamurthy ("Raj") Rajagopal                          48              20,000(2)                *
Benno G. Sand                                            47             149,814(2)(5)             *
Benjamin J. Sloan                                        61               3,000(2)                *
Charles R. Wofford                                       68              60,000(2)                *
All Nominees, Directors, Named Executives and
  other executive officers as a group (15
  persons)                                                            1,416,526(2)              5.4

---------------------------
 *  Less than 1 percent

(1) This information was obtained from either the entity's quarterly 13F filings as of September 30, 2001 that was provided to the Company or from the Nasdaq National Market, Inc. and identified as representing the entity's quarterly 13F filings reflecting holdings as of September 30, 2001.

(2) Includes 83,333; 15,500; 20,000; 15,500; 43,466; 20,000; 100,000; 20,000;
    136,165; 3,000; 60,000 and 653,461 shares issuable pursuant to currently exercisable options and options exercisable within 60 days of October 12, 2001 in favor of Mr. Elftmann, Mr. Bernards, Mr. Duffy, Mr. Glarner, Ms. Hollister, Mr. Maris, Mr. Mitchell, Mr. Rajagopal, Mr. Sand, Mr. Sloan, Mr. Wofford and the Directors, Nominees, Named Executives and other executive officers as a group, respectively.

(3) Includes 55,000 shares held in a partnership in which he shares voting and investment power with his spouse.

(4) Includes 500 shares in which he shares voting and investment power with his spouse.

(5) Includes 6,065 shares in which he shares voting and investment power with his spouse.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

THE NOMINEES AND DIRECTORS

     The Company's Articles of Incorporation, as amended, provide that the Board be divided into three classes of directors of as nearly equal size as possible. The members of each class are elected to serve a three-year term, and the terms are staggered. Terrence W. Glarner and Charles R. Wofford are directors in the class whose term expires at the Meeting. Donald S. Mitchell and James A. Bernards are Class I Directors with terms expiring at the 2003 Annual Meeting. Joel A. Elftmann, Willem D. Maris and Dr. "Raj" Rajagopal are Class II Directors with terms expiring at the 2004 Annual Meeting. Mr. Elftmann recently indicated that he intends to resign as Chairman and a Director of the Company effective January 23, 2002. As a result, the Company will be evaluating potential candidates in an effort to identify and select an additional member of the Board.

     The Board is recommending that Messrs. Glarner and Wofford be re-elected Class III Directors. Messrs. Glarner and Wofford have indicated a willingness to serve as a director if elected. In case Messrs. Glarner or Wofford is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion, unless an instruction to the contrary is indicated on the proxy. The Company has no reason to believe that Messrs. Glarner or Wofford will be unable to serve as a director if elected.

     The accompanying proxy will be voted in favor of the election of the nominees, unless the Shareholder giving the proxy indicates to the contrary on the proxy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE DIRECTOR-NOMINEES.

     Certain information concerning the nominees and other directors follows:

       Nominees for Election at the 2002 Meeting as a Class III Director

TERRENCE W. GLARNER           Mr. Glarner has served as a director of the Company since
                              October 1988. Since February 1993, Mr. Glarner has been
                              President of West Concord Ventures, Inc., a venture capital company. He also consults with Norwest Venture Capital. From
                              1982 to February 1993, Mr. Glarner was President of North
                              Star Ventures, Inc. and North Star Ventures II, Inc.,
                              venture capital funds. Mr. Glarner is also a director of
                              Aetrium Inc., Cima Labs, Inc., Datakey, Inc., NVE
                              Corporation, and SpectraScience, Inc.

CHARLES R. WOFFORD            Mr. Wofford has served as a director of the Company since
                              November 1992. He was also Vice Chairman from February 1996 until December 2000. Since 1998, Mr. Wofford has been on the board of directors of ST Assembly Test Services in
                              Singapore. Since April 1994, Mr. Wofford has been a business and management consultant. From April 1992 to April 1994, he was Chairman of the Board, Chief Executive Officer, and
                              President of the FARR Company, a manufacturer of clean room filtration systems and equipment. Mr. Wofford was President and Chief Executive Officer of the FARR Company from
                              September 1991 to March 1992, and from July 1991 to August
                              1991 he was President and Chief Operating Officer. From 1958
                              to 1991, Mr. Wofford held a variety of positions with
                              respect to Texas Instrument's semiconductor operations in
                              the United States, Europe, Asia, and Latin America,
                              including Senior Vice President, Semiconductor Group.

Class I Directors Whose Term Continues Until the 2003 Meeting

JAMES A. BERNARDS              Mr. Bernards has served as a director of the Company since July 1981. Since June
                               1993, Mr. Bernards has been President of Facilitation, Inc., which provides business and financial consulting services. Mr. Bernards was President of the accounting firm of Stirtz, Bernards & Company from May 1981 to June 1993. Since 1986, Mr. Bernards has been President of Brightstone Capital, Ltd., a venture capital fund manager. He is also a director of Health Fitness Corporation, Entegris, Inc., August Technology,
                               Inc., and several private companies.

DONALD S. MITCHELL             Donald S. Mitchell was named Chief Executive Officer and President of FSI in
                               December 1999 and was named a director of the Company in March 2000. He also will become Chairman of the Company effective January 23, 2002. From its formation in
                               1998 until December 1999, he was President of Air Products Electronic Chemicals,
                               Inc., located in Carlsbad, California, a division of Pennsylvania-based Air Products and Chemicals, Inc. From 1991 to 1998 he served as President of Schumacher, a leading global chemical equipment and services supplier to the semiconductor industry. Mr. Mitchell is also a director of m-FSI, Ltd. Mr. Mitchell served as the
                               1990-2000 Chairman of the Board of Directors of Semiconductor Equipment and
                               Materials International ("SEMI"), a leading global industry trade association and remains a current member of the SEMI Board.

Class II Directors Whose Term Continues Until the 2004 Meeting

WILLEM D. MARIS                Past Chairman of the Board of Management, President and Chief Executive Officer, ASM
                               Lithography ("ASML"). Mr. Maris retired from ASML in December of 1999 after serving as Chairman of the Board, President and CEO since 1990. He is currently a member of the Board of Directors of Photronics, Inc. and is the Chairman of the Supervisory
                               Board of BE Semiconductor Industries N.V.

KRISHNAMURTHY RAJAGOPAL        Chief Executive, BOC Edwards since June 1998, a subsidiary of The BOC Group plc
                               ("BOC Group"). In July 2000 he was elected as an executive director of The BOC Group
                               Board. He joined BOC in 1981 and has held several positions at BOC Edwards. He was appointed Managing Director, Edwards Vacuum Products in 1993 and Managing Director,
                               Vacuum Technology Division in 1996. He has a PhD in mechanical engineering. He currently is a member of the Board of Directors of Osaka Sanso Kogyo and of several wholly owned subsidiaries of The BOC Group.

     None of the directors or the nominees are related to one another or to any executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board met three times and adopted resolutions by written action five times in fiscal 2001. The Board has an Audit and Finance, a Compensation, and a Corporate Governance and Nomination Committee.

     The Audit and Finance Committee, consisting of Messrs. Bernards, Glarner and Maris, met seven times in fiscal 2001. Its functions include: recommending to the Board the independent auditors for the Company; monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitoring the independence and performance of the Company's independent auditors; and providing an avenue of communication among the independent auditors, management and the Board of Directors.

     The Company has a Compensation Committee consisting of Messrs. Bernards, Glarner and Wofford. The Compensation Committee adopted resolutions by written action three times and met two times in fiscal 2001. The Committee's functions include: reviewing and reporting to the Board on the programs for developing senior management personnel; approving and reporting to the Board the executive compensation plans and the compensation (including incentive awards) of certain executives; and reviewing and approving the Company's incentive plans. The Committee also grants or makes recommendations to the Board concerning employee stock options, and administers the FSI International, Inc. 1989 Stock Option Plan, 1994 Omnibus Stock Plan and 1997 Omnibus Stock Plan. It also oversees the Company's Employees Stock Purchase Plan.

     The Company's Corporate Governance and Nomination Committee consists of Messrs. Elftmann, Mitchell, Rajagopal and Wofford. It met twice in fiscal 2001. Its functions include: evaluating and recommending qualified individuals to the Board; reviewing the qualifications of individuals for election or re-election as members of the Board; and reviewing the charters and membership of the Board's Committees and Board membership guidelines. It also oversees matters of corporate governance, including Board performance, evaluation of individual Directors and the Company's corporate governance guidelines. The Committee will consider persons whom Shareholders recommend as candidates for election as Company directors. Any Shareholder wishing to make such a recommendation should submit it to the Secretary of the Company.

     During fiscal 2001, each of the directors attended at least 75 percent of the aggregate number of meetings of the Board and of the Committees on which he serves.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company (an "Outside Director") receives a quarterly fee of $3,000 for service on the Board and a fee of $1,000 for attending meetings of the Board. In addition, each Outside Director receives a fee of $500 for attending a meeting of a Committee on which the director serves if held other than the day of, the day preceding or the day following a meeting of the Board or an Annual Meeting of the Company's Shareholders. In conjunction with the Company's recent cost cutting efforts, the Board has agreed to a reduction in its fees of 15 percent, effective January 1, 2002.

     Upon joining the Board, each Outside Director receives a single grant of a nonstatutory stock option to purchase 20,000 shares of Common Stock under the FSI 1997 Omnibus Stock Plan (the "1997 Omnibus Plan"). The 1997 Omnibus Plan was approved by the Shareholders at the Company's 1997 Annual Meeting of Shareholders. The purchase price of each share subject to an option is the fair market value of a share of Common Stock of the Company at the time the option is granted. The options vest and become exercisable six months after the date of grant. Generally, the options expire ten years from the date of grant, but expiration may occur sooner in the event of an optionee's death. Each Outside Director serving as an Outside Director of the Company immediately following an Annual Meeting of the Company's Shareholders is granted a nonstatutory stock option under the 1997 Omnibus Plan to purchase 7,500 shares of Common Stock at the fair market value at the time of grant (each an "Annual Outside Director Option"). An Annual Outside Director Option vests and becomes exercisable on the January 1st following the date of grant. Generally, Annual Outside Director Options expire ten years after the date of grant.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     In fiscal 2001, the Company's corporate headquarters and certain manufacturing facilities, aggregating approximately 162,000 square feet, were leased from three Minnesota partnerships which include two or more of the following individuals: Joel A. Elftmann, Chairman of the Board; Robert S. Blackwood, a former director and executive officer of the Company; and Joseph H. Wyers, a former director and executive officer of the Company. Annual rent under the three leases for the 2001 fiscal year totaled $805,000. As of the mailing of this Proxy Statement, the rental terms of all of the leases have expired.

     In connection with the sale of the Chemical Management Division to The BOC Group, Inc. ("BOC") in July 1999, the Company and the partnership extended the lease for the Company's corporate headquarters for an additional year (through October 2001) and subleased a portion of the facility to BOC. Mr. Rajagopal, a Director of the Company, is an executive director of The BOC Group plc which is the parent company of BOC. In fiscal 2001, the sublease obligations of BOC totaled $357,000. Under the terms of the prime lease, the Company also paid all real estate taxes, insurance and maintenance expenses.

     The Company owns approximately 21 percent of the outstanding common stock of Metron Technology B.V. ("Metron"), a distributor of the Company's products. Joel A. Elftmann, is also Chairman of the Supervisory Board of Metron.

     The Company owns 49 percent of the outstanding capital stock of m-FSI Ltd., which distributes and acts as a licensee for certain of the Company's products in Japan. Messrs. Mitchell; John C. Ely, Vice President; President, Surface Conditioning Division; and Dean T. Duffy, Vice President, Sales, of the Company, are directors of m-FSI.

     During the 2001 fiscal year, the Company sold approximately $93,159,000 of its products to Metron and approximately $17,981,000 of its products to m-FSI. Sales to Metron (and its subsidiaries) and to m-FSI are made by the Company on commercially reasonable terms. In addition, in fiscal 2001 the Company paid Metron commissions of $593,000 for direct sales by the Company to several Asia-Pacific customers.

     The Board has adopted a policy regarding transactions, other than sales in the normal course of business, between the Company and any affiliate, including loans from the Company, requiring that all such transactions be approved by a majority of the Board and a majority of the disinterested outside directors and that all such transactions be for a bona fide business purpose and be entered into on terms at least as favorable to the Company as could be obtained from unaffiliated independent third parties.

     On August 24, 2001, the Company sold certain assets to I-TECH Products, LLC (I-TECH). These assets were associated with the Company's fabrication facilities located in Chaska, Minnesota. The Company's employees who were working within the fabrication facility were terminated by the Company upon closing of the sale and subsequently rehired by I-TECH. In addition, the building lease agreements were assigned to I-TECH. I-TECH is a newly formed limited liability corporation owned by Mr. Elftmann, his family trust and several members of his family. The total cash received for the assets was $400,000. The gain on the sale of assets was approximately $4,400. FSI also transferred certain inventory related to the fabrication facility to I-TECH at cost. The value of the inventory transferred was approximately $553,000 of raw materials plus $112,000 of work-in-process. The inventory was purchased under short-term promissory notes with interest at an annual rate of 6.0 percent. FSI also entered into a supply agreement with I-TECH. Pursuant to the above policy, these transactions were approved by a majority of the disinterested members of the Board of Directors.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission ("SEC"). Such officers, directors and ten percent Shareholders are also required by the SEC's rules to furnish the Company with copies of all Section 16(a) reports they file.

     Specific due dates for such reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file reports by such dates during fiscal 2001. Based solely on its review of the copies of such reports received by it and written representations from certain reporting persons, the Company believes that during the fiscal year ended August 25, 2001, all Section 16(a) filing requirements applicable to its officers and directors and any ten percent Shareholders were complied with.

                   REPORT OF THE AUDIT AND FINANCE COMMITTEE
                           OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act that might incorporate all or portions of future filings, including this Proxy Statement with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or Exchange Act.

MEMBERSHIP AND ROLE OF THE AUDIT AND FINANCE ("AUDIT") COMMITTEE

     The Audit Committee consists of the following members of the Company's Board of Directors: James A. Bernards, Terrence W. Glarner and Willem D. Maris. Each of the members of the Audit Committee is independent as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Appendix A.

     The primary function of the Audit Committee is to provide advice with respect to the Company's financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting, and legal compliance. The Audit Committee's primary duties and responsibilities are to: (1) monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;
(2) monitor the independence and performance of the Company's independent auditors; and (3) provide an open avenue of communication among the independent auditors, management, and the Board of Directors.

REVIEW OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED AUGUST 25, 2001

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended August 25, 2001 with the Company's management and with representatives of KPMG LLP, our independent auditors. The Audit Committee has also discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee has received from its independent auditors the written disclosures regarding KPMG LLP's independence as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and discussed the independence of KPMG LLP with representatives of the Company's independent auditors.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 25, 2001 for filing with the SEC.

AUDIT FEES

     For the fiscal year ended August 25, 2001, the aggregate fees billed by KPMG LLP for the audit of the Company's financial statements for such fiscal year and for the reviews of the Company's interim financial statements was approximately $153,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the fiscal year ended August 25, 2001, the Company was not billed by KPMG LLP for any fees relating to information technology consulting fees.

ALL OTHER FEES

     The Company also paid KPMG LLP, its principal accountant, $254,000 for all other services for fiscal 2001. These fees related primarily to preparation and review of the Company's tax returns, audits of retirement plans, consulting related to tax planning and other tax related matters.

AUDITOR INDEPENDENCE

     The Audit Committee has considered whether, and has determined that, the provision of services described under "All Other Fees" was compatible with maintaining the independence of KPMG LLP as the Company's principal accountants.

        JAMES A. BERNARDS       WILLEM D. MARIS       TERRENCE W. GLARNER

                   Members of the Audit and Finance Committee

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

      REPORT OF THE SHARE RIGHTS PLAN COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings or future filings under the Securities Act or the Exchange Act that might incorporate all or portions of future filings, including this Proxy Statement, the following report shall not be incorporated by reference into any such filings, nor shall it be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act.

BACKGROUND

     The Company's Board of Directors adopted a Share Rights Plan in March 1998. Pursuant to an agreement with EQSF Advisers in January 2000, the Company agreed to amend the Plan to add a two-year independent director evaluation (TIDE) provision. The TIDE provision of the Plan calls for a committee of independent directors of the Company to meet at least every two years to determine whether the Share Rights Plan continues to be in the best interests of the Company, its Shareholders and other constituencies recognized by Minnesota law. The committee is charged with reporting its conclusions to the entire Board of Directors and the results of its review are to be provided to the Company's Shareholders.

     The committee is comprised of three members, Messrs. Bernards, Glarner and Wofford, all of whom are considered independent by the Board. The committee held three meetings and reviewed and considered materials prepared or provided by the Company's General Counsel and outside corporate counsel, as well as other information available to it.

     Based upon that review, the committee concluded that the Share Rights Plan continues to be in the best interests of the Company, its Shareholders and other constituencies recognized by Minnesota law and is not recommending any changes or modifications to the Share Rights Plan.

       JAMES A. BERNARDS       TERRENCE W. GLARNER      CHARLES R. WOFFORD

                   Members of the Share Rights Plan Committee

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings or future filings under the Securities Act or the Exchange Act, that might incorporate all or portions of future filings, including this Proxy Statement, the following report and the performance graph on page 18 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Securities Act or the Exchange Act.

OVERVIEW AND PHILOSOPHY

     The Compensation Committee of the Board (the "Compensation Committee") is composed entirely of Outside Directors. The current members of the Compensation Committee are Messrs. Bernards, Glarner and Wofford. The Compensation Committee is responsible for reviewing and/or administering the Company's compensation and stock option plans and determining the compensation to be paid to the Chief Executive Officer and certain other executive officers of the Company including the executive officers listed in the Summary Compensation Table. The objectives of the Company's executive compensation program are:

     - to attract, retain, motivate and reward high caliber executives;

     - to foster teamwork and support the achievement of the Company's financial and strategic goals through performance based financial incentives; and

     - through stock-based compensation to align the executive officers' interests with the success of the Company and the interests of Shareholders.

     The Company's executive compensation program strives to be competitive with the compensation provided by comparable companies in the high technology and semiconductor equipment industry. In that respect, the Company compares itself to a self-selected peer group (which is broader than the peer group used in the Performance Graph that appears elsewhere in this Proxy Statement). The self-selected peer group is subject to occasional change as members of the peer group alter their focus, merge or are acquired, or as new competitors emerge. In comparing itself to members of this peer group, the Company relies upon salary survey data developed and published by several external sources.

     The Compensation Committee periodically conducts a review of its executive compensation program. The purpose of the review is to ensure that the Company's executive compensation program is meeting the objectives listed above. In its review, the Compensation Committee considers data submitted by management and external data, including industry related compensation surveys.

     Executive compensation at the Company has three components: base salary, incentive bonus and stock options. The Compensation Committee uses its discretion to set executive compensation at levels which, in its judgment, are warranted by external, internal and individual circumstances. In particular, the compensation program is designed to set total compensation potential (salary, annual bonus and stock options) at a level similar to the level of total compensation paid to similarly positioned executives within the Company's compensation peer group. The Company does not currently have a policy with respect to the limit under Internal Revenue Code Section 162(m) on the deductibility of the qualifying compensation paid to its executives as it is likely that under current tax laws all such compensation will be deductible by the Company.

BASE SALARY

     The base salary of each of the executive officers, including the Chief Executive Officer, is targeted to be at or near the competitive median within the high technology and semiconductor industry peer group to which the Company compares itself for compensation purposes. In determining an individual's base salary, the Compensation Committee considers the compensation levels of similar positions within the peer group, the responsibilities and performance of the individual executive officer and the Company's recent financial performance.

     Generally, salary decisions are made by the Compensation Committee near the beginning of each calendar year based upon evaluations and recommendations made by the Chief Executive Officer. A performance assessment for each executive officer reporting to the Chief Executive Officer is submitted to the Committee. The appraisal typically assesses such individual's performance in the following areas: accountabilities of the position, individual goals and objectives, special projects and assignments, management skills, leadership competencies and the achievement of learning and development goals. Generally, a salary recommendation is made based upon the individual's overall performance assessment and where the individual's salary falls within the range of salaries reported for similar positions in the peer group and technology and semiconductor industry compensation surveys. At the beginning of fiscal 2001, several executive officers received merit or promotion related salary increases. Given weakening industry conditions, the members of the Company's executive management team took a 10 percent reduction in base salary effective March 2001, and an additional five percent effective January 2002.

INCENTIVE BONUSES

     Executive officers are each eligible to receive an annual incentive bonus at the end of the fiscal year based upon the Company's financial performance. The purpose of this annual cash incentive program is to provide a direct financial incentive to executives to meet or exceed the Company's annual corporate and divisional financial performance objectives and strategic goals.

     In the past, a threshold, plan and maximum financial performance target (profit or operating income) was established for the Company and each of its two divisions. Generally, for each of the divisions and for the Company, threshold represented 85 percent of the plan target and maximum represented 120 percent of the plan target.

     Under this past form of plan, all eligible participants were entitled to an award if the Company's threshold, plan or maximum profit target was achieved. The potential award for individuals with primarily corporate level responsibilities was based upon whether the Company's threshold, plan or maximum targets had been reached. Similarly, under this past form of plan, individuals with primarily divisional responsibilities generally were eligible for an award based upon the achievement of that Division's threshold, plan or maximum target even if the Company failed to reach its threshold target. In these cases, a significant portion of such individual's total bonus potential would be related to the Division's profit performance.

     In fiscal 2001, the Company revised its incentive compensation program for all employees to align its objectives more closely with the Company's strategies and tactics and overall financial performance. As a result, in fiscal 2001 the incentive program was based on two components, the Company's financial performance and each of the Division's performance against several operating metrics which correlated to certain of the Company's tactics or strategies. For those in a corporate function, it was based on the Company's financial performance and the average of the two Divisions performance against their metrics. As in the past, there is a threshold, goal and target financial performance level.

     Cash bonus awards at threshold, plan and maximum targets are calculated based upon a specified percentage of base salary determined primarily upon the individual's job level within the organization and survey data from the Company's selected peer group and technology and semiconductor industry compensation surveys for comparable positions. An individual's potential annual incentive bonus at threshold, plan and maximum is determined near the beginning of the fiscal year by the Compensation Committee based upon recommendations made by the Chief Executive Officer and the Vice President, Administration. Because the Company did not achieve its threshold financial performance objective, no incentive awards under the Plan were made to executive officers for fiscal 2001.

     The Committee also has the authority to grant discretionary bonuses to executive officers and other employees to recognize extraordinary efforts or outstanding contributions relating to important Company projects. It has done so infrequently. No such discretionary bonuses were paid to executive officers in fiscal 2001.

STOCK OPTIONS

     Stock options are the principal vehicle used by the Company for the payment of long-term compensation. The Company awards stock options to align the interests of its executive officers and key personnel with those of its Shareholders and to increase the long-term value of the Company. Through deferred vesting, this component of the Company's compensation creates an incentive for individuals to remain with the Company. The objectives of stock option grants are to assist in the recruitment, motivation and retention of key professional and managerial personnel as well as to reward eligible employees for outstanding performance and to provide a stock-based incentive to improve the Company's financial performance.

     Generally, stock options are granted to eligible employees from time to time based primarily upon the individual's actual and/or potential contributions and the Company's financial performance. To date, all stock options have been granted at or above fair market value. Generally, such options vest over a period of several years. Accordingly, an executive receiving an option generally is rewarded only if the market price of the Company's Common Stock appreciates. Stock options are authorized by the Compensation Committee. Since long-term options generally vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not entirely determinative of future grants. Stock options were awarded to the Company's executive officers in March 2001.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee determines the Chief Executive Officer's compensation package in accordance with the methodology described above. Total compensation is targeted at the competitive median of chief executive officers in a selected peer group in the high technology and semiconductor equipment industry. In evaluating and setting the CEO's target annual compensation, the Committee reviews the Company's business and financial performance and total compensation data from the comparable peer group. That review is based upon a number of factors including sales, earnings, backlog, market share, return on equity and total Shareholder return. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon a consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies.

Base Salary

     Base salary is targeted at the median salary of chief executive officers in the comparable peer group. In determining Mr. Mitchell's base salary, the Compensation Committee reviewed compensation levels of peer group chief executive officers and Mr. Mitchell's skills and experience. Mr. Mitchell was hired in fiscal 2000 and did not receive an increase in base salary in fiscal 2000 or 2001. Due to weakening industry conditions, he along with the Company's other executive officers took a 10 percent reduction in base salary in March 2001, and an additional five percent, effective January 2002.

Incentive Bonus

     Mr. Mitchell's potential incentive bonus as a percentage of base salary at the threshold, goal and target financial performance is established by the Compensation Committee and reflects its determination of what is an appropriate incentive by putting a substantial portion of his compensation at risk. Several factors are considered including the Company's financial goals, incentive targets reported by the Company's peer group and high technology and semiconductor industry compensation surveys. In fiscal year 2001, Mr. Mitchell was eligible to receive up to 100 percent of his base salary at goal financial performance assuming the Company's operating metrics were met. For fiscal 2001, Mr. Mitchell did not receive an incentive award since the Company did not reach the Plan's threshold financial performance level.

Stock Options

     As with other members of management, Mr. Mitchell is periodically awarded stock options. Mr. Mitchell was granted a stock option of 73,050 shares at the price of $8.125 per share in March of 2001 pursuant to the guidelines and procedures described above. The options vest over three years.

       JAMES A. BERNARDS       TERRENCE W. GLARNER      CHARLES R. WOFFORD

                     Members of the Compensation Committee

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows for the Chief Executive Officer and the four other most highly compensated executive officers as of the fiscal year ended August 25, 2001 who served in that capacity during any portion of fiscal 2001 and one additional executive officer who served in that capacity during fiscal 2001, certain summary information concerning compensation paid or accrued by the Company for services in all capacities for the last fiscal year as well as compensation earned by such person for the previous two fiscal years (if the person was an executive officer during any part of such fiscal year):

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                          ----------------------------------   -----------------------------------
                                                                                        AWARDS             PAYOUTS
                                                                               -------------------------   -------
                                                                               RESTRICTED    SECURITIES
                                                                OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL OTHER
           NAME AND              FISCAL   SALARY     BONUS      COMPENSATION   AWARDS(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)       ($)           $(1)          ($)           (#)          ($)        ($)(2)
-------------------------------  ------   -------   -------     ------------   ----------   ------------   -------   ------------
Joel A. Elftmann,                 2001    315,000        --        15,000(3)      --              -0-       --          48,423
  Chairman                        2000    315,000    63,000            --         --              -0-       --          48,023
                                  1999    315,000        --            --         --           20,000       --          91,596
Donald S. Mitchell,               2001    333,173        --        66,449(5)      --           73,050       --          20,004
  President and Chief             2000    249,039   242,000            --         --          400,000       --          10,002
  Executive Officer(4)
Benjamin J. Sloan,                2001    213,508        --        14,423(3)      --              -0-       --         326,800(7)
  Executive Vice President;       2000    240,000     2,885            --         --           26,000       --          26,400
  President, Microlithography     1999    240,000        --            --         --           15,000       --          65,188
  Division(6)
Benno G. Sand,                    2001    219,894        --        15,000(3)      --           38,550       --          26,814
  Executive Vice President,       2000    225,225    45,000            --         --           26,000       --          26,414
  Business Development            1999    220,000    43,000(8)         --         --           15,000       --          79,087
  and Investor Relations
Dean T. Duffy,                    2001    171,346    30,000        14,711(3)      --          126,750       --               0
  Vice President, Sales(9)
Patricia M. Hollister,            2001    171,106        --        15,000(3)      --           26,750       --          21,800
  Chief Financial Officer         2000    143,943    23,250            --         --           22,000       --          21,400
  and Assistant Secretary         1999    130,813    38,000(8)         --         --           12,500       --          19,930

---------------------------

(1) Disclosure is not required by applicable SEC rules, as the aggregate amount of perquisites and other personal benefits in fiscal 2000 and 1999 did not exceed the lesser of $50,000 or 10 percent of the total salary and bonus for any of the Named Executives.

(2) Compensation reported represents: (a) the estimated dollar value of Company contributions to the Company's defined contribution pension plan based upon such individual's earnings for the year being reported; and (b) the dollar value of premiums paid by the Company on split-dollar life insurance policies to which the Company will, upon the named individual's death or liquidation of the policy, be entitled to a refund of all premium payments made on the policy by the Company and the balance to the individual or his designated beneficiaries. For fiscal 1999, it also includes the payout of accrued vacation and sick leave in connection with the elimination of that policy at the Company and the conversion to a Company wide paid time off
    (PTO) policy. The dollar value of each benefit for the fiscal year ended August 25, 2001 is: J. Elftmann, (a) $6,800, (b) $41,623; D. Mitchell, (a)
    $0, (b) $20,004; B. Sloan, (a) $6,800, (b) $20,000; B. Sand, (a) $6,800, (b)
    $20,014; D. Duffy, (a) $0, (b) $0; and P. Hollister, (a) $6,800, (b)
    $15,000.

(3) Represents cash payment in lieu of perquisites.

(4) Mr. Mitchell became an officer of the Company in fiscal 2000.

(5) Represents cash payment in lieu of perquisites of $15,000 and $51,449, representing on a grossed up basis, additional compensation for airfare, car rental and living expenses.

(6) Mr. Sloan resigned as an officer in fiscal year 2001.

(7) This amount includes severance in the amount of $300,000.

(8) In connection with the sale of the Chemical Management Division in fiscal 1999, the Compensation Committee awarded discretionary bonuses to certain individuals involved in the transaction including these two named executives.

(9) Mr. Duffy became an officer of the Company in fiscal 2001.

                                 STOCK OPTIONS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth individual grants of stock options made to the Named Executives during the fiscal year ended August 25, 2001.

                                          INDIVIDUAL GRANTS                                                POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------------------------        VALUE AT ASSUMED
                           NUMBER OF                                                                         ANNUAL RATES OF
                          SECURITIES        PERCENT OF TOTAL                                             STOCK PRICE APPRECIATION
                          UNDERLYING          OPTIONS/SARS                                                  FOR OPTION TERM(2)
                         OPTIONS/SARS     GRANTED TO EMPLOYEES      EXERCISE OR                          ------------------------
        NAME             GRANTED(#)(1)       IN FISCAL YEAR       BASE PRICE($/SH)    EXPIRATION DATE      5%($)        10%($)
---------------------    -------------    --------------------    ----------------    ---------------    ---------    -----------
Joel A. Elftmann               -0-                  --                     --                  --              --             --
Donald S. Mitchell          73,050                8.38%               $ 8.125             3/16/11         373,269        945,936
Dean T. Duffy               46,750                5.36%               $ 8.125             3/16/11         238,882        605,373
                            80,000                9.18%               $16.375             8/28/10         823,852      2,087,803
Patricia M. Hollister       26,750                3.07%               $ 8.125             3/16/11         136,686        346,390
Benno G. Sand               38,550                4.42%               $ 8.125             3/16/11         196,982        499,190
Benjamin J. Sloan              -0-                  --                     --                  --              --             --

---------------------------

(1) All of these options were granted under the Company's 1997 Omnibus Stock Plan. One-third of the options granted will vest on each of the first two anniversaries of the date of grant and the remainder on the third anniversary except for the grant of 80,000 shares to Mr. Duffy. That grant vests one-quarter on each of the four anniversaries of the date of grant. All options were granted at fair market value on the date of grant and have a term of ten years. Generally all of the options will become fully exercisable upon approval by the Company's Shareholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(2) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the SEC. They assume the value of Company stock appreciates 5 percent or 10 percent each year, compounded annually, for the term of each option and do not take into account any taxes that would be due. They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5 percent or 10 percent per year rate, the amounts shown would not be realized by the recipients until the end of the option term.

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows, as to the Named Executives, information concerning stock options exercised and the value of options held by such persons at the end of fiscal 2001 including those listed in the table above.

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                       SHARES ACQUIRED                        OPTIONS/SARS AT FISCAL                OPTIONS/SARS
                         ON EXERCISE     VALUE REALIZED             YEAR-END(#)               AT FISCAL YEAR-END($)(3)
        NAME                 (#)             ($)(1)        EXERCISABLE(2)/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------  ---------------   --------------   -------------------------------   ----------------------------
Joel A. Elftmann               -0-                --          83,333            6,667          380,531          39,669
Donald S. Mitchell             -0-                --         100,000          373,050          295,000       1,225,729
Dean T. Duffy                  -0-                --          20,000          106,750                0         237,256
Patricia M. Hollister          -0-                --          43,466           45,584          171,876         162,559
Benno G. Sand                  -0-                --         136,165           60,885          509,504         227,772
Benjamin J. Sloan          125,000           536,426           3,000           22,335            4,725          32,131

---------------------------

(1) Represents market value of underlying securities on date of exercise less the exercise price.

(2) Includes options exercisable within 60 days of fiscal year end.

(3) Represents market value of underlying securities at fiscal year end ($13.20 per share) less the exercise price.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

     On December 12, 1999, as part of its offer of employment, the Company and Donald S. Mitchell signed an employment agreement (the "Mitchell Agreement"). Pursuant to that arrangement, Mr. Mitchell's annual salary is $350,000 subject to annual increases at the discretion of the Board. The Mitchell Agreement also provides that his annual incentive bonus at target performance will be 100 percent of his salary. Mr. Mitchell is also entitled to payment of certain commuting and living expenses and an annual perquisite amount. In March of 2001, the Company entered into an agreement with Benno G. Sand, agreeing to pay him twelve months base salary if he is terminated other than for cause, resigns after giving at least ninety days notice or dies while employed at the Company.

     The Company has entered into Management Agreements (the "Agreements") with Messrs. Elftmann, Mitchell, Duffy, Hollister, and Sand. The Agreements are operative only upon the occurrence of certain changes in control of the Company. Absent a change in control, the Agreements do not require the Company to retain the executive officers or to pay them any specified level of compensation or benefits. The Company, however, has adopted a severance plan which does provide severance benefits to employees in certain circumstances.

     Each Agreement provides that if, within two years after a change in control, as defined in the Agreements, the executive officer's employment is terminated by the Company other than (i) for cause, (ii) on account of the death, disability or retirement of the executive, or (iii) voluntarily by the executive (other than voluntary terminations following events that constitute a "Constructive Involuntary Termination" (as defined in the Agreements, and which term includes compensation reductions, demotions, relocations and excessive travel)), the executive is entitled to receive a lump sum severance payment.

     The amount of the lump sum severance payment is equal to two times the individual's highest rate of compensation during the 12 months immediately preceding the change in control and a specified percentage of the individual's highest salary during the preceding twelve months in lieu of the individual's no longer being eligible to participate in the Company's incentive plans. The Agreements also provide for certain cash payments for outplacement services and in lieu of certain insurance and benefit plans. If a change in control of the Company occurred and resulted in the termination of a Named Executive, giving rise to payments under these Agreements, then as of December 1, 2001, the approximate amounts payable to the Named Executives would be as follows: Mr. Elftmann $935,000; Mr. Mitchell $1,459,000; Mr. Duffy $707,800, Ms. Hollister $707,800; and Mr. Sand $891,400.

                              PERFORMANCE GRAPH(1)

     The graph below compares the performance of the Company's Common Stock to cumulative five year performance on the Nasdaq Stock Market -- U.S. Companies ("Nasdaq-US") and the Company's peer group index (the "Peer Index") over the period of August 31, 1996 through August 31, 2001.

     For several years, the Company has used a self-selected peer group index of companies that manufacture equipment used in the microelectronics industry (the Peer Index) as there is no published industry or line of business index that the Company believes is appropriate for comparison purposes. The Peer Index consists of the following companies: Applied Materials, Inc.; ASM Lithography Holding NV; Lam Research Corporation; Mattson Technology, Inc.; Novellus Systems, Inc.; Semitool, Inc.; SpeedFam-IPEC, Inc. and Ultratech Stepper, Inc. (CFM Technologies, Inc., GaSonics International, Inc. and Silicon Valley Group, Inc. were removed from the Peer Index as they were acquired by Mattson, Novellus and ASML, respectively.)

     The chart below assumes that $100 was invested on August 31, 1996 in each of the Company's Common Stock, the Nasdaq-US and the Peer Index and that all dividends were reinvested. In addition, the graph weights the constituent companies on the basis of their respective market capitalizations measured at the beginning of each relevant time period.

                              [PERFORMANCE GRAPH]


                               August 1996    August 1997    August 1998    August 1999    August 2000    August 2001
 FSI International, Inc.           100            673            219            234            600            480
 Nasdaq-U.S                        100            376            525            928           1352            640
 Peer Index                        100           2126            610           1330           1160            866

---------------------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

               PROPOSAL TO AMEND THE FSI 1997 OMNIBUS STOCK PLAN
                           (ITEM 2 ON THE PROXY CARD)

AMENDMENT TO FSI 1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "1997 Omnibus Plan") was approved by the Board of Directors effective December 2, 1996 and by the Shareholders of the Company on January 22, 1997. To accommodate the increase in the number of employees participating in the 1997 Omnibus Plan and to enable the Company to continue to offer such persons the opportunity to realize stock appreciation and facilitate stock ownership in the Company as well as facilitate the recruitment or retention of high-caliber individuals to key management positions, the Shareholders approved amendments to the 1997 Omnibus Plan to increase the number of shares of Common Stock reserved for issuance by an additional 750,000 shares at the 1998 Annual Meeting, an additional 350,000 shares at the 1999 Annual Meeting, an additional 400,000 shares at the 2000 Annual Meeting and at the 2001 Annual Meeting approved an increase of an additional 600,000 shares. As of December 5, 2001 (the meeting record date) there were 3,100,000 shares authorized under the Plan representing 11.9 percent of the total shares outstanding. Of that amount, 342,341 shares are available for future option grants and 2,390,791 shares are subject to issued but unexercised options. In addition, there are 285,494 stock options outstanding under the Company's prior stock option plans representing 1.1 percent of the total outstanding shares as of the record date. In the aggregate, there are 3,018,626 shares subject to outstanding options or that are available for issuance constituting 11.6 percent of the total outstanding shares. In the event the proposal to increase the number of shares by 750,000 is approved by the Shareholders, the total percent of outstanding shares available for issuance (including those currently subject to issued but unexercised option grants) based upon the total outstanding shares as of December 5, 2001 would be approximately 14.4 percent.

     The Compensation Committee of the Board of Directors and the Board of Directors continue to believe that stock-based compensation programs are a key element in achieving the Company's continued financial and operational success. The Company's compensation programs have been designed to motivate representatives of the Company to work as a team to achieve the corporate goal of maximizing Shareholder return.

PURPOSE

     The purpose of the 1997 Omnibus Plan is to motivate key employees to produce a superior return to the Shareholders of the Company by offering such eligible personnel an opportunity to realize stock appreciation, by facilitating their stock ownership and by rewarding them for achieving a high level of corporate financial performance. In addition, the 1997 Omnibus Plan promotes the interests of the Company and its Shareholders by providing Outside Directors with an opportunity to acquire a proprietary interest in the Company, to compensate Outside Directors for their contributions to the Company and to aid in attracting and retaining Outside Directors. Options granted under the 1997 Omnibus Plan to Outside Directors are nonstatutory stock options that do not meet the requirements of Section 422 of the Internal Revenue Code.

ADMINISTRATION

     The 1997 Omnibus Plan is administered by the Compensation Committee (the "Committee"). The Committee has the authority to adopt, revise and waive rules relating to the 1997 Omnibus Plan and to determine the timing and identity of participants, the amount of any awards, and other terms and conditions of awards. The Committee may delegate its responsibilities under the 1997 Omnibus Plan to members of management of the Company or to others with respect to the selection and grants of awards to employees of the Company who are not deemed to be officers, directors or 10 percent Shareholders of the Company under applicable Federal securities laws. Certain grants of options and the amount and nature of the awards to be granted to Outside Directors are automatic. Because the Plan has two basic components, options for Outside Directors and discretionary options for employees and consultants, the terms of which are substantially different, these two separate components of the 1997 Omnibus Plan are described separately below.

A. AWARDS TO EMPLOYEES AND CONSULTANTS

ELIGIBILITY AND NUMBER OF SHARES

     All employees of the Company and its affiliates are eligible to receive awards under the 1997 Omnibus Plan at the discretion of the Committee. Nonstatutory stock options under the 1997 Omnibus Plan also may be awarded by the Committee to individuals or entities that are not employees but who provide services to the Company or its affiliates in capacities such as advisers, directors, and consultants. The Company and its affiliates presently have approximately 600 employees.

     The total number of shares of Company Common Stock currently available for distribution under the 1997 Omnibus Plan is 3,100,000 (subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company). No more than 100,000 shares pursuant to a stock option or a stock appreciation right may be granted to any one individual under the 1997 Omnibus Plan in any calendar year. Subject to this limitation, there is no limit on the number of shares in respect of which awards may be granted by the Committee to any person.

     The 1997 Omnibus Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and the Company on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Company unless such amendments are determined by the Committee to be materially adverse to the participant and are not required as a matter of law. Any shares of Company Common Stock subject to awards under the 1997 Omnibus Plan which are not used because the terms and conditions of the awards are not met may be reallocated as though they had not previously been awarded, unless such shares were used to calculate the value of stock appreciation rights which have been exercised.

TYPES OF AWARDS

     The types of awards that may be granted under the 1997 Omnibus Plan include restricted and unrestricted stock, incentive and nonstatutory stock options, stock appreciation rights, performance units, and other stock-based awards. Subject to the restrictions described in this Proxy Statement with respect to incentive stock options, such awards are exercisable by the participants at such times as are determined by the Committee. Except as noted below, during the lifetime of a person to whom an award is granted, only that person (or that person's legal representative) may exercise an option or stock appreciation right, or receive payment with respect to performance units or any other award. No award may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a qualified domestic relations order. However, the Committee may provide (i) that an award shall be transferable to a successor in the event of a participant's death, or (ii) that an award (other than incentive stock options) may be transferable to members of the participant's immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the participant does not receive any consideration for the transfer.

     In addition to the general characteristics of all of the awards described in this Proxy Statement, the basic characteristics of each type of award that may be granted to an employee (and in some cases, a consultant, director, or other advisor) under the 1997 Omnibus Plan are as follows:

RESTRICTED AND UNRESTRICTED STOCK, AND OTHER STOCK-BASED AWARDS

     The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee shall determine the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. Company Common Stock granted to participants may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a Shareholder, including without limitation, voting and dividend rights. The 1997 Omnibus Plan provides that no more than 100,000 shares in the form of restricted stock and 25,000 shares in the form of unrestricted stock can be issued under the 1997 Omnibus Plan.

     To date no such awards have been made under the Plan nor are any currently contemplated.

INCENTIVE AND NONSTATUTORY STOCK OPTIONS

     Both incentive stock options and nonstatutory stock options may be granted to participants at such exercise prices as the Committee may determine but not less than 100 percent of the fair market value (as defined in the 1997 Omnibus
Plan) of the underlying stock as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that unless applicable Federal tax laws are modified, (i) no incentive stock options may be granted more than 10 years after the effective date of the 1997 Omnibus Plan, (ii) an incentive stock option shall not be exercisable more than 10 years after the date of grant and (iii) the aggregate fair market value of the shares of Company Common Stock with respect to which incentive stock options held by an employee under the 1997 Omnibus Plan and any other plan of the Company or any affiliate may first become exercisable in any calendar year may not exceed $100,000. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns 10 percent or more of the outstanding shares of the Company.

     The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased or in a combination of cash and stock, as determined by the Committee. The Committee may permit optionees to simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price. The Committee may provide, at or after the grant of a stock option, that a 1997 Omnibus Plan participant who surrenders shares of stock in payment of an option shall be granted a new incentive or nonstatutory stock option covering a number of shares equal to the number of shares so surrendered.

     In addition, options may be granted under the 1997 Omnibus Plan to employees of entities acquired by the Company in substitution of options previously granted to them by the acquired entity.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     The value of a stock appreciation right granted to a participant is determined by the appreciation in Company Common Stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The price specified by the Committee must be at least 100 percent of the fair market value of the specified number of shares of Company Common Stock to which the right relates determined as of the date the stock appreciation right is granted. No stock appreciation right may be exercised less than six months from the date it is granted unless the participant dies or becomes disabled.

     Performance units entitle the participant to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to stock appreciation rights and performance units may be paid in cash, shares of Company Common Stock or a combination of cash and shares as determined by the Committee. To date no such awards have been made under the Plan nor are any currently contemplated.

ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS, FORFEITURE

     The Committee may provide for the lapse of restrictions on restricted stock or other awards, accelerated exercisability of options, stock appreciation rights and other awards or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death of the participant or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the participant.

     The Committee may condition a grant upon the participant's agreement that in the event of certain occurrences, which may include a participant's competition with, unauthorized disclosure of confidential information of, or violation of the applicable business ethics policy or other business policies of the Company or any of its affiliates, the awards paid to the participant within six months prior to the termination of employment of the participant (or their economic value) may be subject to forfeiture at the Committee's option.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The 1997 Omnibus Plan gives the Committee discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalizations, stock dividends, stock splits or other relevant changes. However, the Company's By-laws currently provide that neither the Board nor a Board Committee may reprice options already issued and outstanding without prior approval of the Company's Shareholders. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Committee, which may include changes in accounting practices of the Company or changes in the participant's title or employment responsibilities. The 1997 Omnibus Plan also gives the Board the right to terminate, suspend or modify the 1997 Omnibus Plan, except that amendments to the 1997 Omnibus Plan are subject to Shareholder approval if needed to comply with the incentive stock option provisions of Federal tax laws. Under the 1997 Omnibus Plan, the Committee may cancel outstanding options and stock appreciation rights generally in exchange for cash payments to the participants in the event of certain dissolutions, liquidations, mergers, statutory share exchanges or other similar events involving the Company.

B. OUTSIDE DIRECTOR OPTIONS

AGREEMENTS

     The 1997 Omnibus Plan provides that all options granted under the Plan be subject to agreements governing the terms and conditions of the awards. Such agreements will be entered into by the Outside Directors and the Company on or after the time the options are granted. Any shares of Common Stock subject to an option under the 1997 Omnibus Plan that are not used because the terms and conditions of the option are not met may be reallocated under the Plan as though they had not previously been awarded.

TYPES OF AWARDS

     There are two types of automatic option grants under the terms of the 1997 Omnibus Plan: Initial Outside Director Options and Annual Outside Director Options.

     Initial Outside Director Options

     Each Outside Director first elected or appointed to the Board is entitled to receive a single grant of an option, on the date such director first becomes a director, to purchase 20,000 shares of Common Stock.

     Subject to the prior expiration of an Initial Outside Director Option as described below, these options vest and become exercisable six months after the date of grant. In the event of a change in control of the Company (as defined in the 1997 Omnibus Plan) or the death of an Outside Director, certain Initial Outside Director Options held by such individual or his or her legal representative that was not previously exercisable shall become immediately exercisable in full.

     Annual Outside Directors Options

     For each Annual Meeting of Shareholders during the term of the 1997 Omnibus Plan, each Outside Director serving as an Outside Director of the Company immediately following such Annual Meeting shall be granted, by virtue of serving as an Outside Director of the Company, a nonstatutory stock option to purchase 7,500 shares of Common Stock (each, an "Annual Outside Director Option"). Such Annual Outside

Directors Options shall be deemed to be granted to each Outside Director immediately after such Annual Meeting and shall be granted regardless of whether or not such Outside Director previously received, or simultaneously receives, an Initial Outside Director Option. Initial Outside Director Options and Annual Outside Director Options together are hereinafter sometimes referred to as "Outside Director Options."

     Annual Outside Director Options shall vest and become exercisable on the January 1st following the date of grant. Each such option, to the extent exercisable, shall be exercisable in whole or in part.

     In the event of a change in control of the Company or the death of an Outside Director, grants of Annual Outside Director Options held by such individual or his or her legal representative that were not previously exercisable shall become immediately exercisable in full.

     Termination of Outside Director Options

     Each Outside Director Option granted pursuant to the 1997 Omnibus Plan and all rights to purchase Common Stock thereunder shall terminate on the earliest of:

          (i) ten years after the date such option is granted;

          (ii) the expiration of the period specified in the agreement after the death or permanent disability of an Outside Director;

          (iii) the date, if any, fixed for cancellation pursuant to the 1997 Omnibus Plan (e.g., in the event of a dissolution, liquidation or merger, etc.); or

          (iv) ninety days after the date the Outside Director ceases to be a director of the Company; provided, however, that the option shall be exercisable during this 90-day period only to the extent that the option was exercisable as of the date the person ceases to be an Outside Director unless the cessation results from the director's death or permanent disability. Notwithstanding the preceding sentence, if an Outside Director who resigns or whose term expires then becomes a consultant or employee of the Company within ninety days of such resignation or term expiration, the Outside Director Options of such person shall continue in full force and effect.

     In no event shall such option be exercisable at any time after its original expiration date. When an option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.

     Purchase Price and Exercise of Outside Director Options

     All Outside Director Options granted pursuant to the Plan are nonstatutory stock options and the price per share of Common Stock subject to an Outside Director Option is 100 percent of the fair market value of the Company's Common Stock on the date of grant as defined in the 1997 Omnibus Plan.

     An Outside Director Option may be exercised in whole or in part by delivery of a written notice of exercise accompanied by payment in full of the exercise price in cash, in shares of previously acquired Common Stock having a fair market value at the time of exercise equal to the exercise price or a combination thereof.

     During the lifetime of an Outside Director only the Outside Director or his or her guardian or legal representative may exercise the option. An option may be assignable or transferable by the Outside Director to the extent authorized by the Committee. An option may be exercised after the death or permanent disability of the Outside Director by such individual's legal representatives, heirs, or legatees, but only within the period specified in the agreement relating to such Outside Director Options.

     Other Awards

     The Committee, in its discretion, may grant options or other Awards to an Outside Director, but only in substitution for Outside Director Options held by that director. To date no such awards have been granted and none are currently contemplated.

ADJUSTMENTS, MODIFICATIONS, TERMINATION

     The Committee may provide for the accelerated exercisability of Outside Director Options in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death of the Outside Director or such other events as the Committee may determine. The Committee may also provide that certain awards may be exercised in certain events after the termination of services of the Outside Director or the death of the recipient.

     In addition, the termination of an Outside Director's award may be delayed in the event that the Outside Director enters into a consulting or other advisory role with the Company which may, in some cases, involve entering into a non-compete agreement with the Company.

FEDERAL TAX CONSIDERATIONS

     The Company has been advised by its counsel that awards made under the 1997 Omnibus Plan generally will result in the following tax events for United States citizens under current United States Federal income tax laws:

RESTRICTED AND UNRESTRICTED STOCK

     Unless the participant files an election to be taxed under Section 83(b) of the Code, (a) the participant will not realize income upon the grant of restricted stock, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions have been removed or expire, and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

     With respect to awards of unrestricted stock, (a) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock, and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

     When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

INCENTIVE STOCK OPTIONS

     No taxable income to a participant will be realized, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted under the 1997 Omnibus Plan. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods.

     Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (a "disqualifying disposition"), such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the participant will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

     The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.

NONSTATUTORY STOCK OPTIONS

     A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time any nonstatutory stock option is granted under the 1997 Omnibus Plan. At the time shares are transferred to the participant pursuant to the exercise of a nonstatutory stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss.

STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS

     Generally (a) the participant will not realize income upon the grant of a stock appreciation right or performance unit award, (b) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock or a combination of cash and shares are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance unit award and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received. The Federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described above with respect to a disposition of unrestricted shares.

WITHHOLDING

     The 1997 Omnibus Plan permits the Company to withhold from cash awards, and to require a participant receiving Common Stock under the 1997 Omnibus Plan to pay the Company in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender to the Company of shares then owned by the participant.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 OMNIBUS PLAN

                (THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY.)

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                           (ITEM 3 ON THE PROXY CARD)

     The Board of Directors has selected KPMG LLP, independent auditors, to audit the financial statements of the Company for fiscal 2002 and recommends that the Shareholders ratify such selection. Shareholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's Articles or otherwise. However, the Board is submitting the selection of KPMG LLP as independent auditors to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit and Finance Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies they receive for the ratification of KPMG LLP as the independent auditors for 2002. Ratification and approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote on the matter. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     KPMG LLP has audited the Company's financial statements since fiscal 1984.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2002.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     Shareholder proposals intended to be considered at the Annual Meeting of Shareholders for the fiscal year ended August 31, 2002 that are requested to be included in the proxy statement for the Annual Meeting must be received by the Company no later than August 16, 2002. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. A Shareholder who may be interested in submitting such a proposal is advised to contact legal counsel familiar with the detailed requirements of the applicable rules and regulations. Any other shareholder proposals intended to be presented at next year's Annual Meeting of Shareholders must be received by the Company at its principal executive office no later than 90 days before the first anniversary of this year's Annual Meeting date, unless next year's meeting is more than 30 days before or after such anniversary, in which case notice must be received not less than 90 days in advance or, if later, within 10 days of the first public announcement of the meeting date.

                                 ANNUAL REPORTS

     THE ANNUAL REPORT OF THE COMPANY FOR FISCAL 2001 INCLUDING FINANCIAL STATEMENTS IS BEING MAILED WITH THIS PROXY STATEMENT AND SUCH REPORT INCLUDES THE COMPANY'S FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 25, 2001. EXCEPT AS EXPRESSLY PROVIDED IN THE FORM 10-K REPORT, THE ANNUAL REPORT IS NOT TO BE DEEMED A PART OF THE PROXY SOLICITATION MATERIAL AND IS NOT INCORPORATED HEREIN BY REFERENCE.

                                            By Order of the Board of Directors

                                            /s/ LUKE R. KOMAREK
                                            Luke R. Komarek
                                            Vice President, General Counsel and
                                            Secretary

                                   APPENDIX A

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                            FSI INTERNATIONAL, INC.
I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the quality and integrity of the accounting, and financial reporting practices of the Company. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditor.

     - Provide an avenue of communication among the independent auditor, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditor as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

     The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent auditor nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role where it provides advice, counsel and direction to management and the auditor on the basis of the information it receives, its discussions with the auditor and the experience of the Committee's members in business, financial and accounting matters.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall consist of at least three Directors, none of whom shall be an employee of the Company. Each member shall be free from any relationship that, in the opinion of the Board of Directors, may interfere with the exercise of his or her independence from management and the Company. Each member shall be "independent" as defined from time to time by the listing standards of the Nasdaq and by applicable regulations of the Securities and Exchange Commission (the "SEC") and shall meet any other applicable independence requirements of the Nasdaq. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board on the recommendation of the Corporate Governance and Nomination Committee. The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Committee, including overseeing the agenda, presiding over the meetings, and reporting to the Board of Directors. If an audit committee Chair is not present at a meeting, the members of the Committee may designate a Chair.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session with management, the independent auditor, and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed. The Audit Committee may investigate any matter brought to its attention. In addition, the Committee will establish a communication process with management and the independent auditor if any significant matters arise during the auditor's limited quarterly reviews.

     The independent auditor is accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors have the responsibility to select, evaluate and, where appropriate, replace the Company's independent auditor.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

     Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and the independent auditor of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management and the independent auditor consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditor together with management's responses.

     4. Review with financial management and the independent auditor any significant matters which arise out of the Company's quarterly financial statements review based upon the auditor's limited review. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditor in accordance with SAS 61 (see item 10). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

     5. Meet with the Company management and the independent auditor to review and discuss quarterly financial results prior to public release.

     Independent Auditor

     6. The independent auditor is ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditor and annually recommend to the Board of Directors the appointment of the independent auditor or approve any discharge of the auditor when circumstances warrant.

     7. Approve the fees and other significant compensation to be paid to the independent auditor.

     8. On an annual basis, the Committee should review and discuss with the independent auditor all significant relationships they have with the Company that could impair the auditor's independence.

     9. Review the independent auditor's audit plan - discuss scope, staffing, locations, reliance upon management and general audit approach. Ascertain that resources are reasonably allocated as to risk and exposure. Determine that the plan calls for review of internal controls, and includes procedures to follow up on prior year's recommendations and to evaluate management's response to such recommendations.

     10. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditor. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     11. Consider the independent auditor's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Other Audit Committee Responsibilities

     12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     13. Perform any other activities consistent with this Charter, the Company's By-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     14. Maintain minutes of meetings and periodically report to the Board of Directors on the results of its meetings and related activities.

     15. Annually review the process governing the preparation of quarterly financial statements and related disclosures.

     16. Review any changes in accounting policies or principles which are expected to be disclosed in the financial statements. Ascertain the reasons for the change and inquire if the accounting change will be mentioned in the independent auditor's report. Discussion should include auditor and management qualitative judgments about the appropriateness, not just acceptability, of the proposed change.

     17. Discuss with management the status of pending litigation, taxation matters and other areas of oversight with respect to the legal and compliance area as may be appropriate.

PROXY                        FSI INTERNATIONAL, INC.                       PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald S. Mitchell, Patricia M. Hollister and Luke R. Komarek, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes such Proxies to represent and to vote, as designated below, all of the shares of common stock of FSI International, Inc. held of record by the undersigned on December 5, 2001, at the Annual Meeting of Shareholders to be held on January 23, 2002, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE THIS PROXY IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


        (Continued, and to be completed and signed on the reverse side.)

     FSI INTERNATIONAL, INC.
     3455 LYMAN BOULEVARD, CHASKA, MN, 3:30 PM


[ ]  MARK THIS BOX WITH AN X IF YOU HAVE MADE
     CHANGES TO YOUR NAME OR ADDRESS DETAILS BELOW.




PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.    [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.


1. ELECTION OF DIRECTORS: NOMINEES:            FOR         WITHHOLD

01-TERRENCE W. GLARNER                         [ ]          [ ]

02-CHARLES R. WOFFORD                          [ ]          [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.


                                                  FOR      AGAINST     ABSTAIN

2. APPROVAL OF THE AMENDMENT TO THE
FSI INTERNATIONAL, INC. 1997 OMNIBUS STOCK        [ ]        [ ]        [ ]
PLAN, AS DESCRIBED IN THE ACCOMPANYING PROXY
STATEMENT.


                                                  FOR      AGAINST     ABSTAIN

3. TO RATIFY THE SELECTION OF KPMG LLP AS
THE COMPANY'S INDEPENDENT AUDITORS FOR THE        [ ]        [ ]        [ ]
FISCAL YEAR ENDED AUGUST 31, 2002, AS
DESCRIBED IN THE ACCOMPANYING PROXY
STATEMENT.




NOTE: PLEASE SIGN YOUR NAME(S) EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY. ALL JOINT HOLDERS MUST SIGN. WHEN SIGNING AS ATTORNEY, TRUSTEE, EXECUTOR, ADMINISTRATOR, GUARDIAN OR CORPORATE OFFICER, PLEASE PROVIDE YOUR FULL TITLE.


[                     ]           [                     ]           [         ]

SIGNATURE                         SIGNATURE                         DATE